Calculation of Filing Fee Tables
S-4
Sonic Holdco, Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.001	Other	661,912,983		$ 19,493,924.62	0.0001381	$ 2,692.11
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 19,493,924.62		$ 2,692.11
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 2,692.11
Offering Note
[1]	Rule 457(f) Fee Calculation Details

(1) Represents the maximum number of shares of common stock, $0.001 par value per share, of Sonic Holdco, Inc. ("Parent") that may be issued upon the completion of the mergers described in the Form S-4 to which this is an exhibit (the "Form S-4"), calculated by totaling: (a) the product obtained by multiplying (x) 16,244,362 shares of common stock, par value $0.001 per share, of Synlogic, Inc. ("Synlogic") (the maximum number of shares of Synlogic common stock and common stock equivalents that may be canceled and exchanged in the mergers), by (y) the exchange ratio of 1.00 per share of Parent Common Stock for each share of Synlogic common stock and common stock equivalents; plus (b) the product obtained by multiplying (x) 207,064,531 shares of common stock, par value $0.00001 per share, of Caldera Therapeutics, Inc. ("Caldera") (the maximum number of shares of Caldera common stock that may be canceled and exchanged in the mergers and outstanding unexercised options to purchase shares of Caldera common stock that will be assumed by Parent and converted into options to purchase shares of Parent common stock, including 61,654,046 shares of Caldera common stock issuable to non-affiliate investors in connection with the concurrent financing described in the Form S-4), by (y) the exchange ratio of 3.1182 per share of Caldera common stock and common stock equivalents. The foregoing exchange ratios are calculated in accordance with the Agreement and Plan of Merger, dated as of July 28, 2026, by and among Parent, Synlogic, Caldera, Yellowstone Merger Sub, Inc., and Sonic Merger Sub, Inc., before accounting for any reverse stock split of Synlogic's common stock prior to the closing of the mergers and its potential impact on the exchange ratio for Synlogic common stock. Such exchange ratio is only an estimate as the actual exchange ratio will be determined in connection with the closing of the mergers. In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any securities that may from time to time be offered or issued resulting from forward or reverse stock splits, stock dividends or similar transactions. (2) Pursuant to Rules 457(f)(1), 457(f)(2) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the sum of (a) the product obtained by multiplying (x) $1.20 (the average of the high and low bid and ask prices of Synlogic common stock on September 8, 2026, as reported on the OTCQB, by (y) 16,244,362 shares of Synlogic common stock (the maximum number of shares of Synlogic common stock and common stock equivalents that may be canceled and exchanged in the mergers), plus (b) one-third of the product obtained by multiplying (x) $0.00001, the par value per share of Caldera common stock, by (y) 207,064,531 shares of Caldera common stock (the maximum number of shares of Caldera common stock to be exchanged and outstanding unexercised options to purchase shares of Caldera common stock that will be assumed by Parent and converted into options to purchase shares of Parent common stock, including 61,654,046 shares of Caldera common stock issuable to non-affiliate investors in connection with the concurrent financing described in the Form S-4). Caldera is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, pursuant to Rule 457(f)(2), the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the mergers is one-third of the aggregate par value of the Caldera securities expected to be exchanged in the proposed mergers.
Amount of Securities to be Received or Cancelled	Value per Share of Securities to be Received or Cancelled	Total Value of Securities to be Received or Cancelled	Cash Consideration Received by the registrant	Cash Consideration (Paid) by the registrant	Maximum Aggregate Offering Price
16,244,362	$ 1.20	$ 19,493,234.40	$ 690.22		$ 19,493,924.62

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date